Exhibit 99.1

News Release

Hi-Crush Partners LP Reports First Quarter 2014 Results

Houston, Texas, May 5, 2014 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported first quarter results. Net income was $14.3 million, or $0.49 per limited partner unit, for the first quarter of 2014. Net income was affected by severe weather in January which resulted in lower volumes sold and higher transport costs.

The Partnership reported earnings before interest, taxes and depreciation and amortization (“EBITDA”) of $19.2 million for the first quarter of 2014 in the middle of guidance range provided on April 8, 2014. The Partnership’s distributable cash flow for the first quarter of 2014 of $17.4 million corresponds to distribution coverage of 1.00 times the total $17.4 million in total distributions to be paid on May 15, 2014. Excluding the distributions to be paid on the 4.25 million common units issued in April, the distribution coverage would have been 1.15 times.

“We’ve had a great start to 2014,” said Robert E. Rasmus, Co-Chief Executive Officer of Hi-Crush. “We’re advancing on the next phase of growth for Hi-Crush through our accretive acquisition of the Augusta facility, and through our timely expansion of both the Augusta facility and our sponsor's Whitehall facility. Production capacity for the Partnership is 3.2 million tons after the acquisition and will be 4.2 million tons after the expansion is on line in the third quarter. There is a lot of demand for Hi-Crush sand and we are well-prepared.”

Revenues for the quarter ended March 31, 2014 totaled $55.8 million on sales of 632,763 tons of frac sand and transload services. The average selling price of frac sand, reflecting the mix between pricing for delivery at the production facility and at the destination, was $76 per ton.

“We are very focused on our customers and on the market’s needs,” said James M. Whipkey, Co-Chief Executive Officer of Hi-Crush. “Since the start of the year, we have announced several contract amendments, including extensions of terms and significant annual volume commitments, as well as a long-term contract with a new customer. We’ve significantly increased our committed volumes, further strengthened our relationships, and provided a pathway of accelerating value for our unitholders.”

Production cost for sand produced and delivered from the Wyeville facility was $15.53 per ton during the quarter. Production costs per ton were impacted by lower production volumes, normal first quarter maintenance and higher natural gas prices.

On April 17, 2014, Hi-Crush declared its first quarter cash distribution of $0.5250 per unit for all common and subordinated units, or $2.10 on an annualized basis. This amount corresponds to an 11% increase from the minimum quarterly cash distribution of $0.475 per unit, and will be paid on May 15, 2014 to all common and subordinated unitholders of record on May 1, 2014.

Conference Call

A conference call for investors will be held on Tuesday, May 6, 2014 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss Hi-Crush’s first quarter results and forward outlook. Hosting the call will be Robert E. Rasmus, Co-Chief Executive Officer, James M. Whipkey, Co-Chief Executive Officer, and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13581131. The replay will be available until May 20, 2014.
Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com in the Investors-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call.
The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com in the Investors-Event Calendar and Presentations section.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Distributable Cash Flow and Production Costs, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). EBITDA, Distributable Cash Flow and Production Costs are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a "proppant" (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin and Augusta, Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit www.hicrushpartners.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2013 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:

Investor Relations
ir@hicrushpartners.com
(713) 960-4811

Unaudited Condensed Consolidated Statement of Operations
(Amounts in thousands, except tons, units and per unit amounts)

	Three Months	Three Months
	Ended	Ended
	March 31, 2014	March 31, 2013
Revenues	$55,828	$19,628
Cost of goods sold (including depreciation, depletion and amortization)	38,322	5,782
Gross profit	17,506	13,846
Operating costs and expenses:
General and administrative expenses	5,591	2,719
Exploration expense	—	1
Accretion of asset retirement obligation	29	29
Income from operations	11,886	11,097
Other income (expense):
Income from preferred interest in Hi-Crush Augusta LLC	3,750	—
Interest expense	(1,373)	(314)
Net income	$14,263	$10,783
Net income per limited partner unit:
Common units	$0.49	$0.40
Subordinated units	$0.49	$0.40
Weighted average limited partner units outstanding:
Common units	15,233,529	13,644,094
Subordinated units	13,640,351	13,640,351

Unaudited EBITDA and Distributable Cash Flow

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(in thousands)	2014	2013
Reconciliation of distributable cash flow to net income:
Net income	$14,263	$10,783
Depreciation and depletion expense	996	273
Amortization expense	2,536	—
Interest expense	1,373	314
EBITDA	$19,168	$11,370
Less: Cash interest paid	(1,235)	(255)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (1)	(540)	(422)
Add: Accretion of asset retirement obligation	29	29
Add: Quarterly distribution from preferred interest in Augusta (2)	—	3,750
Distributable cash flow	$17,422	$14,472

(1)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(2)
The amount pertains to the first quarter 2013 performance of Augusta, on which we were entitled to receive a preferred distribution of $3,750. We have included this amount in our distributable cash flow for the three months ended March 31, 2013 as we received this distribution on May 10, 2013. The amount is not reflected in our GAAP net income during the first three months of 2013 because our investment in Augusta is accounted for under the cost method. In accordance with that method, any distributions earned under our preferred interest are not recognized as income until the cash is actually received by the Partnership. The preferred interest was terminated in connection with the closing of the Augusta facility acquisition on April 28, 2014.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2014	March 31, 2013
Operating activities	$21,098	$8,466
Investing activities	(1,561)	(39,345)
Financing activities	(28,226)	30,902
Net increase (decrease) in cash	$(8,689)	$23

Unaudited Condensed Consolidated Balance Sheet
(Amounts in thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash	$7,358	$16,047
Restricted cash	690	690
Accounts receivable	38,501	31,581
Inventories	8,413	16,265
Prepaid expenses and other current assets	2,014	1,432
Total current assets	56,976	66,015
Property, plant and equipment, net	114,312	113,342
Goodwill and intangible assets, net	69,400	71,936
Preferred interest in Hi-Crush Augusta LLC	47,043	47,043
Other assets	3,544	3,808
Total assets	$291,275	$302,144
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$8,091	$8,306
Accrued and other current liabilities	4,806	4,375
Due to Sponsor	5,012	2,571
Total current liabilities	17,909	15,252
Long-term debt	124,750	138,250
Asset retirement obligation	1,702	1,673
Total liabilities	144,361	155,175
Commitments and contingencies	—	—
Partners’ capital:
General partner interest	—	—
Limited partner interests, 28,876,342 and 28,865,171 units outstanding, respectively	137,371	137,426
Class B units, 3,750,000 units outstanding	9,543	9,543
Total partners’ capital	146,914	146,969
Total liabilities and partners’ capital	$291,275	$302,144

Unaudited Production Cost per Ton

	Three Months	Three Months
	Ended	Ended
	March 31, 2014	March 31, 2013
Sand produced and delivered (tons)	400,401	312,730
Production costs ($ in thousands)	$6,219	$5,509
Production costs per ton	$15.53	$17.62